Exhibit 23.3

CONSENT OF TRUE LINE, INC.

True Line, Inc., as independent mining engineers, hereby consents to the use by Ramaco Resources, Inc. (the “Company”) of information contained in our reserves and resource studies relating to the proven and probable coal reserves of the Company’s Berwind, RAM Mine, Knox Creek and Elk Creek properties in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (and any amendments thereto) and incorporation by reference of such information in the Company’s Registration Statement on Form S-1 and any amendment thereto, including the prospectus contained therein (the “Registration Statement”). We also consent to the use of our firm’s name and reference to us as experts in the Registration Statement.

TRUE LINE, INC.

/s/ Jim Corner
Jim Corner, PE, PS

June 17, 2021